Exhibit 99.1

Bacterin Announces

Second Quarter 2014 Results

Second Quarter 2014 Revenues Increase Approximately 7.5% Over Second Quarter 2013

BELGRADE, MT—(BUSINESS WIRE)— August 12, 2014 — Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of bone graft material and coatings for medical applications, today reported financial results for the second quarter ended June 30, 2014. The Company reported quarterly revenues of approximately $8.9 million, and a net loss for the quarter of approximately ($1.9) million, or ($0.35) per common share.

Revenue

Second quarter 2014 revenue was approximately $8.9 million, an increase of 7.5% compared to approximately $8.3 million for the same period during 2013. Sequentially, revenues were flat with approximately $8.9 million in revenues also reported for the first quarter of 2014.

"During the second quarter, we continued restructuring our sales organization. Melanie Head joined us as Vice President of Sales on May 1, 2014, and Bob DiSilvio joined us as President on July 1, 2014. These new executives have taken steps to further enhance our sales organization” says Bacterin CEO, Dan Goldberger. “I am looking forward to continued revenue growth in the second half of the year as our new team takes hold."

Gross Profit

Gross profit for the second quarter 2014 was $5.6 million or 63% of revenues, compared to $4.7 million or 57% of revenues for the second quarter 2013. The increase was the result of improved processes between the two periods. Sequentially, gross profit increased slightly from $5.5 million in the first quarter to $5.6 million in the second quarter of 2014. Gross margin in those quarters increased from 62% to 63%, respectively.

Sales and Marketing Expenses

Second quarter 2014 sales and marketing expenses increased 4.8% to $4.4 million, as compared to $4.2 million during the same period in 2013. For the quarter, sales and marketing as a percentage of revenues decreased to 50%, compared to 51% in 2013, as a result of increased efficiency within the sales organization. On a sequential basis, sales and marketing expense increased from $4.1 million in the first quarter to $4.4 million in the second quarter. This increase is due to the hiring of a Vice President of Sales and restructuring of the sales team.

Mr. Goldberger continued, “Through the second quarter, we brought exciting new leadership to our sales function. As new members are integrated into our field sales force, we expect revenue growth to accelerate. Going forward, we expect to continue to add productive employees and distributors in order to drive profitable revenue growth.”

General and Administrative Expenses

Second quarter 2014 general and administrative expenses remained relatively flat year over year at $2.1 million. Sequentially, general and administrative expenses decreased approximately 9% from $2.3 million in the first quarter of 2014.

Research and Development Expenses

The Company reported second quarter 2014 research and development expenses of approximately $322,000, an increase from $255,000 reported in the first quarter of this year. Second quarter research and development expenses increased 89% from the same period in 2013 due to increased activity on the company’s hMatrix product family and investment in product line extensions to our catalogue of demineralized bone products.

Loss from Operations

The second quarter 2014 loss from operations was approximately ($1.3) million, a decrease of approximately 29% over second quarter 2013 operating losses of ($1.9) million.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income/loss from operations before depreciation, amortization and non-cash stock-based compensation. EBITDA for the second quarter of 2014 was a loss of approximately ($770,000), a significant decrease over the second quarter of 2013 EBITDA loss of ($1.4) million. On a sequential basis, this compares to a first quarter 2014 EBITDA loss of approximately ($715,000).

Financial Liquidity

Cash, cash equivalents and net accounts receivable were $7.9 million as of June 30, 2014 compared to $10.3 million at March 31, 2014. On August 6, 2014, the Company announced that it issued 1,143,000 shares of its common stock in a public offering at a price per share of $5.70 as well as warrants to purchase 571,500 shares of its common stock at an exercise price of $7.12 per share. Gross proceeds from the transaction were approximately $6.5 million. Net proceeds, after deducting investment banking fees and offering expenses, were approximately $5.8 million and will be utilized to enhance the company’s sales force and increase inventory levels to support expected future growth.

On July 28, 2014 the company completed a 1:10 reverse stock split, which reduced the number of Bacterin's outstanding common shares from approximately 55 million to approximately 5.5 million after the reverse split. After the company’s public offering, total common shares outstanding were approximately 6.6 million.

Mr. Goldberger further commented, “We have recently taken a number of steps to ensure the sustainability of our business. Now that we have removed some of these overhangs, we can focus on the operations of the company.”

Conference Call Details

The Company will hold a conference call hosted by Dan Goldberger, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss financial results at 10:00 a.m. ET, on Wednesday, August 13, 2014. Please refer to the information below for conference call dial-in information and webcast registration.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Cockrell Group at 1-877-889-1972.

Conference dial-in:	877-269-7756
International dial-in:	201-689-7817
Conference Call Name:	Bacterin’s Second Quarter 2014 Results Call
Webcast Registration:	Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under “Investor Info".

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company’s ability to remain listed on the NYSE MKT; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	As of
	2014	December 31,
	(Unaudited)	2013

ASSETS
Current Assets:
Cash and cash equivalents	$2,989,422	$3,046,340
Trade accounts receivable, net of allowance for doubtful accounts of $1,426,009 and $1,309,859, respectively	4,898,137	4,793,834
Inventories, net	10,517,044	10,753,600
Prepaid and other current assets	1,010,408	574,910
Total current assets	19,415,011	19,168,684

Non-current inventories	1,827,075	2,119,952
Property and equipment, net	4,888,388	5,180,556
Intangible assets, net	625,969	586,965
Other assets	1,660,798	1,821,471

Total Assets	$28,417,241	$28,877,628

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$4,249,050	$2,767,639
Accounts payable - related party	206,903	647,844
Accrued liabilities	2,048,054	3,585,037
Warrant derivative liability	2,209,863	1,594,628
Current portion of capital lease obligations	146,712	171,926
Current portion of royalty liability	902,250	836,750
Current portion of long-term debt	49,177	47,727
Total current liabilities	9,812,009	9,651,551

Long-term Liabilities:
Capital lease obligation, less current portion	16,004	73,777
Long term royalty liability, less current portion	6,499,385	6,609,232
Long-term debt, less current portion	20,048,027	16,385,245
Total Liabilities	36,375,425	32,719,805

Commitments and Contingencies
Stockholders' (Deficit) Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 5,534,546 shares issued and outstanding as of June 30, 2014 and 5,343,282 shares issued and outstanding as of December 31, 2013	6	5
Additional paid-in capital	58,441,168	56,516,491
Accumulated deficit	(66,399,358)	(60,358,673)
Total Stockholders’ (Deficit) Equity	(7,958,184)	(3,842,177)

Total Liabilities & Stockholders’ (Deficit) Equity	$28,417,241	$28,877,628

On July 25, 2014, the Company completed a 1:10 reverse split of its common stock, effective at the close of business on Friday, July 25, 2014 and in effect for trading purposes on Monday, July 28, 2014. All references to common shares and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue
Tissue sales	$8,714,915	$8,196,554	$17,466,260	$16,719,902
Royalties and other	169,017	70,294	330,642	165,753
Total Revenue	8,883,932	8,266,848	17,796,902	16,885,655

Cost of tissue and medical devices sales	3,290,512	3,572,674	6,701,218	6,693,360

Gross Profit	5,593,420	4,694,174	11,095,684	10,192,295
	63.0%	56.8%	62.3%	60.4%
Operating Expenses
General and administrative	2,093,792	2,086,532	4,382,595	4,738,373
Sales and marketing	4,405,227	4,205,333	8,460,431	8,003,710
Research and development	322,277	169,755	576,860	374,996
Depreciation and amortization	82,432	100,470	157,580	206,848
Non-cash consulting expense	21,701	(932)	42,228	(31,229)
Total Operating Expenses	6,925,429	6,561,158	13,619,694	13,292,698

Loss from Operations	(1,332,009)	(1,866,984)	(2,524,010)	(3,100,403)

Other Income (Expense)
Interest expense	(1,441,989)	(1,174,648)	(2,717,601)	(2,238,636)
Change in warrant derivative liability	870,494	460,270	(615,235)	1,095,625
Other income (expense)	3,074	98,271	(183,839)	91,065

Total Other Income (Expense)	(568,421)	(616,107)	(3,516,675)	(1,051,946)

Net Loss	$(1,900,430)	$(2,483,091)	(6,040,685)	(4,152,349)

Net loss per share:
Basic	$(0.35)	$(0.55)	$(1.11)	$(0.94)
Dilutive	$(0.35)	$(0.55)	$(1.11)	$(0.94)

Shares used in the computation:
Basic	5,515,152	4,525,069	5,447,433	4,409,505
Dilutive	5,515,152	4,525,069	5,447,433	4,409,505

On July 25, 2014, the Company completed a 1:10 reverse split of its common stock, effective at the close of business on Friday, July 25, 2014 and in effect for trading purposes on Monday, July 28, 2014. All references to common shares and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

BACTERIN INTERNATIONAL HOLDINGS, INC.

RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION (EBITDA)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
EBITDA
Net loss from operations	$(1,332,009)	$(1,866,984)	$(2,524,010)	$(3,100,403)
Depreciation and amortization	82,432	100,470	157,580	206,848
Allocated depreciation	94,000	94,000	188,000	188,000
Stock option compensation	364,231	246,392	651,373	245,017
Non-cash consulting expense	21,701	(932)	42,228	(31,229)
	$(769,645)	$(1,427,054)	$(1,484,829)	$(2,491,767)

See notes to unaudited consolidated financial statements.

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